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                                   EXHIBIT 5
                                   ---------


The BFGoodrich Company
3925 Embassy Parkway
Akron, Ohio 44333-1799
330/374-3778

Facsimile:
330/374-3456


                                  May 7, 1996


The B.F.Goodrich Company
3925 Embassy Parkway
Akron, Ohio 44333-1799

Dear Sirs:

I am Vice President, Associate General Counsel, and Secretary of The B.F.Goodrich Company, a New York corporation (the "Company"), and have acted as counsel for the Company in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the registration statement (together with all amendments, the "Registration Statement," and the prospectus included therein (the "Prospectus")) on Form S-3 relating to the proposed offering and sale of up to 754,717 shares of Common Stock, $5 par value, of the Company (the "Common Stock") by the BFGoodrich Retirement Plan, as identified in the Prospectus.

I, or attorneys employed by the Company and under my supervision and upon whom I have relied for purposes of this opinion, have examined such documents, certificates, records, authorizations and proceedings as I have deemed relevant, and it is my opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of New York.

         2. The Common Stock has been duly authorized by all necessary corporate action of the Company and is validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and to the use of my name under the caption "Validity of Securities" in the Prospectus.

                                  Very truly yours,


                                  /s/Nicholas J. Calise
                                  -----------------------------
                                  Nicholas J. Calise